GEORGE PUTNAM
                                   Chairman of the Trustees

                                   THE PUTNAM FUNDS
                                   One Post Office Square
                                   Boston, Massachusetts  02109

PUTNAMINVESTMENTS

Dear Shareholder:

Enclosed you will find proxy materials for Putnam Intermediate
Government Income Trust. As an investor in this fund, you are being asked to cast your vote on three items:

 . The fund's Trustees
 . The Trustees' selection of independent auditors
 . The proposal to convert your fund from a closed-end fund into an open-end fund

THE FUND'S TRUSTEES RECOMMEND UNANIMOUSLY THAT SHAREHOLDERS VOTE AGAINST CONVERTING THE FUND FROM A CLOSED-END FUND INTO AN OPEN-END FUND BECAUSE THE TRUSTEES BELIEVE THE FUND IN ITS CURRENT FORM IS MORE ADVANTAGEOUS TO SHAREHOLDERS OVER THE LONG TERM.

Closed-end funds allow portfolio managers to manage all of the funds' assets for the long term because they are able to invest fund assets without the inevitable inflows and outflows of cash that characterize open-end funds. In addition, if Putnam Intermediate Government Income Trust is converted into an open-end fund, the fund's operating expenses are likely to increase, which will negatively affect shareholders who are invested for the long term.

For more information, please refer to the enclosed proxy statement. If you have any questions about this material, please contact your financial advisor or call Putnam Investments at 1-800-225-1581. Please return your ballot soon. For your convenience, a postage-paid envelope is enclosed.

Sincerely yours,

/s/ George Putnam

George Putnam


                               (Putnam Logo)



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